                                Exhibit 99.1
Embark Technology Announces Completion of Reverse Stock Split

EMBK Class A common stock will begin trading on a split-adjusted basis on August 17, 2022

SAN FRANCISCO, Calif., August 16, 2022 – Embark Technology, Inc. (Nasdaq: EMBK, “Embark” or the “Company”), a leading developer of autonomous technology for the trucking industry, today announced that a reverse split of its common stock at a ratio of 1 post-split share for every 20 pre-split shares became effective following close of trading on Nasdaq today. EMBK’s Class A common stock will begin trading on a split-adjusted basis when the market opens on August 17, 2022 under the existing trading symbol, “EMBK.” Based on the closing price as of August 16, 2022, the implied post-split share price is approximately $16.56.

The reverse stock split was approved by the Company’s stockholders with 89.5% voting to approve at a special meeting of stockholders held on August 15, 2022 with the final ratio to be determined by the Company’s board of directors from within a range. The vote was also recommended to be approved by stockholders by major proxy advisory firms. On August 15, 2022, the Company’s board of directors approved the reverse stock split at the ratio of 1-for-20.
The reverse split will treat all stockholders, including all employees, equally (including both Class A common stock and Class B common stock) and the economic interest (including rights and preferences) and ownership percentage of each stockholder will be unchanged following the reverse split (subject to the treatment of fractional shares described below). Proportional adjustments were made to the number of shares subject to outstanding equity awards and warrants, as well as the applicable exercise price, this includes our founders’ performance-based equity incentives, which will have post-split price targets of approximately $400 per share or more.

The reverse stock split is primarily intended to bring the Company into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq Global Market. The new CUSIP number for Embark’s Class A common stock following the reverse stock split will be 29079J 202. Embark’s warrants will continue to be traded under the symbol “EMBKW” and the CUSIP number for Embark’s warrants will remain unchanged; however, they will be impacted by the same ratio upon exercise.

As a result of the reverse split, each 20 shares of Embark’s Class A common stock and Class B common stock outstanding and held of record by each stockholder of the Company were automatically reclassified and combined into one validly issued, fully paid and non-assessable share of Class A common stock or Class B common stock, as applicable, subject to the treatment of fractional shares as described below. Proportional adjustments were made to the number of shares of Class A common stock reserved for issuance under the Company’s equity incentive plans. The reverse stock split will not affect the number of authorized shares of Embark’s common stock or the par value of the common stock.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the

                                Exhibit 99.1
stockholder would otherwise be entitled to multiplied by the closing trading price per share of Embark’s Class A common stock (as on a split-adjusted basis) on the Nasdaq Global Market on August 16, 2022.

Continental Stock Transfer & Trust Company (“Continental”), Embark’s transfer agent, will act as the exchange agent for the reverse stock split. Stockholders of record holding certificates representing pre-split shares of Embark’s common stock will receive a letter of transmittal from Continental with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Continental. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. All stockholders of record who held pre-split shares will receive their post-split shares in book-entry form (unless specifically requested to be issued physical stock certificates) and will be receiving a statement from Continental regarding their post-reverse stock split ownership interest.

Additional information about the reverse stock split can be found in Embark’s definitive proxy statement on Form DEF 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2022, which is available free of charge at the SEC’s website, www.sec.gov, and on Embark’s website at investorrelations@embarktrucks.com.

All stockholders of record may direct questions to the Company’s transfer agent, Continental Stock Transfer & Trust Company, at CSTMail@continentalstock.com or at 1-800-509-5586.

About Embark

Embark Technology, Inc. (Nasdaq: EMBK) is an autonomous vehicle company building the software powering autonomous trucks, focused on improving the safety, efficiency, and sustainability of the nearly $730 billion a year trucking market. Headquartered in San Francisco, CA since its founding in 2016, Embark is America’s longest-running self-driving truck program and partners with some of the largest shippers and carriers in the nation.

Embark’s mission is to realize a world where consumers pay less for the things they need, drivers stay close to the homes they cherish, and roads are safer for the people we love. To learn more about Embark, visit embarktrucks.com.

Investor Relations Contact: Bill Ong, investorrelations@embarktrucks.com

Media Relations Contact: Misha Rindisbacher, press@embarktrucks.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Embark’s actual performance may differ from their expectations and consequently, you should not rely on these forward-looking statements as predictions of future events. You should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,”

                                Exhibit 99.1
“project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Embark’s expectations with respect to compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Global Market. Factors that may cause such differences include, but are not limited to: market conditions and their impact on Embark’s trading price on the Nasdaq Global Market; other factors discussed in the Proxy Statement; and other risks and uncertainties separately provided to you and indicated from time to time described in filings and potential filings by Embark with the SEC, including those discussed in the Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 21, 2022, the Registration Statement on Form S-1 filed on June 1, 2022, the Quarterly Report on Form 10-Q, filed on August 12, 2022 and other documents filed with the SEC from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Embark cautions that the foregoing list of factors is not exhaustive and not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Embark undertakes no obligation to and accepts no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.